Exhibit 99.i

September 28, 2006

RS Investment Trust

388 Market Street

San Francisco, California 94104

Ladies and Gentlemen:

We are furnishing this opinion in connection with Post-Effective Amendment No. 56 under the Securities Act of 1933, as amended, and Post-Effective Amendment No. 58 under the Investment Company Act of 1940, as amended, to the Registration Statement on Form N-1A of RS Investment Trust (the “Trust”) for the registration of an indefinite number of (i) Class K shares of beneficial interest of RS Diversified Growth Fund, RS Emerging Growth Fund, RS Growth Fund, The Information Age Fund®, RS Internet Age Fund®, RS MidCap Opportunities Fund, RS Smaller Company Growth Fund, RS Global Natural Resources Fund, RS Investors Fund, RS Partners Fund, and RS Value Fund, (ii) Class A, Class B, Class C, and Class K shares of beneficial interest of RS Core Equity Fund, RS Large Cap Value Fund, RS Small Cap Core Equity Fund, RS Asset Allocation Fund, RS S&P 500 Index Fund, RS International Growth Fund, RS Emerging Markets Fund, RS Investment Quality Bond Fund, RS Low Duration Bond Fund, RS High Yield Bond Fund, and RS Cash Management Fund, and (iii) Class A and Class C shares of RS Tax-Exempt Fund (collectively, the “Shares”; each such Fund being referred to herein as a “Fund”).

In connection with this opinion, we have examined:

(a)           A copy of the Agreement and Declaration of Trust of the Trust, dated May 11, 1987, certified by the Secretary of The Commonwealth of Massachusetts.

(b)           A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust, dated June 3, 1987, certified by the Secretary of The Commonwealth of Massachusetts.

(c)           A Certificate of Amendment of Agreement and Declaration of Trust dated October 15, 1990, certified by the Secretary of The Commonwealth of Massachusetts.

(d)           A Certificate of Amendment of Agreement and Declaration of Trust dated March 10, 1992, certified by the Secretary of The Commonwealth of Massachusetts.

(e)           A Certificate of Amendment of Agreement and Declaration of Trust dated December 1, 1994, certified by the Secretary of The Commonwealth of Massachusetts.

(f)            A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust, dated March 13, 1997, certified by the Secretary of The Commonwealth of Massachusetts.

(g)           A copy of an Amendment to the Amended and Restated Agreement and Declaration of Trust, dated February 26, 1999, certified by the Secretary of The Commonwealth of Massachusetts.

(h)           A copy of an Amendment to the Amended and Restated Agreement and Declaration of Trust, dated May 25, 2004, certified by the Secretary of The Commonwealth of Massachusetts.

(i)            A copy of the By-Laws of the Trust.

(j)            Such other certificates, documents, and records as we have deemed necessary for the purpose of this opinion.

We are familiar with the action taken by the Board of Trustees of the Trust to authorize the issuance of the Shares.  We assume that appropriate action has been taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating offerings and sales of securities. We have also assumed that each of the Shares will be sold for the consideration described in the Registration Statement of the Trust on Form N-1A, as amended to the date of such sale, and that such consideration will in each event be at least equal to the net asset value per Share of such Shares.  We understand that, in connection with the authorization and designation of Class K Shares of the Funds listed in clause (i) of the first paragraph of this letter, the Board of Trustees of the Trust took action to redesignate all shares of the sole existing class of each Fund “Class A” shares.

We were not involved in the organization of the Trust.  We have not examined independently the question of what law would govern the interpretation or enforcement of any provision of the Agreement and Declaration of Trust and have for this purpose assumed that the Trust is a duly established and validly existing unincorporated voluntary association with transferable shares under Massachusetts law (commonly known as a “Massachusetts business trust”) and that the interpretation and enforcement of each provision of the Agreement and Declaration of Trust will be governed by the laws of The Commonwealth of Massachusetts.

We have made such examination of Massachusetts law as we have deemed relevant for purposes of this opinion.  We express no opinion as to the effect of laws, rules, and regulations of any state or jurisdiction other than The Commonwealth of Massachusetts.

Based upon and subject to the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares of each Fund and of the classes of Shares of each such Fund listed above, and that, when the Shares are issued and sold on the terms described in the Registration Statement, such Shares will be validly issued, fully paid, and nonassessable by the Trust.

Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the trust.  However, the Agreement and Declaration of Trust disclaims liability of any shareholder for payment under any credit, contract, or claim against the Trust or any series of the Trust.  The Agreement and Declaration of Trust provides for indemnification by the Trust of any shareholder or former shareholder held liable solely by reason of his or her being or having been a shareholder and not because of his or her acts or omissions or for some other reason. Thus, the risk of a shareholder’s incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP